Exhibit 10.1

One of two

April 20, 2004

Mr. Larry Murphy
4141 Stargrass Court
Hilliard, OH 43026

Dear Larry,

It is my pleasure to offer you the position of Chief Operating Officer (COO) for Semitool, Inc. This is a key position in which you will assist me in a collaborative role to plan and implement Semitool’s future growth.

Your assignment will be to develop and manage an infrastructure that will support our product development and promote delivery of quality process equipment to our worldwide market. In particular, we want to rely on your previous experience in future development of our Japan and Asian markets. Department managers reporting to you will include: Operations, Engineering, Sales, Marketing, Customer Service and Human Resources. Finance and Flight will continue to report to me.

1.	Your base salary will be $300k per year paid semi-monthly with a start date as soon as possible, but no later than May 31, 2004, when this offer will expire.

2.	The company will assist in your move from OH to MT with a lump sum of $40,000.00 to cover the move of household goods, and other related expenses relocating your family to the area. Some of this amount will be taxable dependent upon actual moving expenses. The company will be involved in these items to help secure the best possible price for you. We will also provide temporary housing for the first three months. To help you determine where you want to reside in the Flathead Valley, Semitool will cover the cost of two house-hunting trips for you and your wife. We request that they be scheduled in advance with a Saturday night stay to secure the best possible price.

3.	Semitool will provide a one-time housing allowance of $60,000. This money is provided to off-set the cost of renting in the Flathead Valley until you determine where you want to purchase a home.

4.	Semitool will provide a company car for your business and personal use.

5.	As part of your incentive package you will be granted 100,000 stock options. Following Board approval, they will be issued and vested according to the current stock option plan. The exercise price of the stock option will be set the day it is approved.

6.	You will receive 160 hours of vacation within the first year of employment and every year thereafter. Vacation is subject to company scheduling.

7.	You will be eligible for all benefits offered to Semitool employees. Please note that some have waiting periods (Insurance and 401(k) are the first of the month following employment).

8.	As a condition of employment you will be required to sign a confidentiality and conflict of interest agreement.

Larry Murphy

4/20/04

9.	In the event there is discontinuation of your employment initiated by Semitool within the first year of employment, we will provide a severance package based on nine months gross salary (excluding bonuses and other compensation) earned or projected to be earned for the first nine months of service, unless such termination is a result of misconduct. If your discontinuation of employment is initiated by Semitool after the first year of employment, the severance package will be based on the preceding six months gross salary (excluding bonuses and other compensation), unless such termination is a result of misconduct.

10.	None of the terms of this offer represents an agreement by you or Semitool, Inc.for any specific length of employment. Either you or Semitool may, at any time, terminate the employment relationship upon notice to the other party. As with all Semitool employment positions, there is a 90 day probationary period.

Any controversy or claim arising out of termination of employment after your probationary period has expired shall be settled by arbitration as provided in Montana’s Uniform Arbitration Act, 27-5-211 et seq., MCA. The laws of Montana shall apply.

Sincerely, By:/s/Ray Thompson Ray Thompson Chief Executive Officer	Acceptance: I have read and understand All of the above and accept these terms o Employment with Semitool. By:/s/Larry Murphy Larry Murphy Date: April 20, 2004